Exhibit 4.4


Hang Seng Bank
         Our Reference : Commercial Banking - RLM Dept A
         (CARM Serial No. 070103

                                                                   2 March 2007


Private & Confidential

Bonso Electronics Limited
Room 1106
11/F Star House
3 Salisbury Road
Tsimshatsui
Kowloon

Attention: Mr Anthony So
Dear Sirs

BANKING FACILITIES

         With reference to our recent discussions, we are pleased to advise that we have reviewed your banking facilities and offer you the undermentioned revised limits (the "Facilities") which will be made available subject to the terms and conditions outlined herein and the security detailed below:-
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Facilities and Limits
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         For establishment of documentary letters of credit (LC) for your                 HK$48,000,000.00
         account in favour of third parties and covering import of goods in the ways acceptable to us and/or acceptance of bills drawn thereunder, and/or

         for trust receipt facility (TR) relating to goods imported and financed under our documentary letters of credit established for your account, and/or for establishment of documentary letters of credit (Local LC) for your account in favour of local beneficiaries and covering delivery of goods in the ways acceptable to us and/or acceptance of bills drawn thereunder, and/or for trust receipt facility (IR under Local LC) relating to goods supplied and financed under our documentary letters of credit issued for your account, and/or -

         for purchase of documentary export DIP bills (DP) drawn on parties acceptable to us, and/or for purchase of documentary export D/P bills (IDA) unsecured by


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         Bonso Electronics Limited


         goods drawn on parties acceptable to us, of which

         for extension of trade loans (ITL) to finance your import (HK$35,000,000.00) of goods as evidenced by your suppliers' invoices and any other relevant documents as required. The availability of any particular trade loan will be subject to such conditions as we may decide from time to time, for extension of trade loans (ETL) to finance your export of goods as evidenced by your (HK25,000,000.00) sale invoices to buyers and any other relevant documents as required. The availability of any particular trade loan will be subject to such conditions as we may decide from time to time,

         for overdraft facility (OD) on your current account no.259-229698-001            (HK$5,000,000.00)

         For negotiation of discrepant documents, secured or unsecured by                 HK$15,000,000.00
         goods, presented under export letters of credit issued by banks acceptable to us.

         For factoring facility. (subject to terms and conditions set out in a             US$2,400,000.00
         separate letter issued by our Customized Trade Solutions
         Department.)
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         Security and Documentation

         We shall continue to hold the following:-

         A Deed of Guarantee dated 31 January 2000 for unlimited amount from Bonso Electronics International Inc. (the "Guarantor").

         Interest

         Interest on financed bills/loans shall be charged at 1.5% per annum above 30/60/90/120/150 days LIBOR (London Interbank Offered Rate) for foreign currencies transactions or at 1.5% per annum above 30/60/90/120/150 days HIBOR (Hong Kong Interbank Offered Rate) for Hong Kong Dollar transactions, subject to market availability, as shall be quoted by us on the first day of the relevant interest period. Interest on loans will be payable on monthly basis.

         Interest on the overdraft facility shall be charged at 0.5% per annum over the Hong Kong Dollars Prime Lending Rate as quoted by us from time to time, with monthly rests and subject to fluctuation at our discretion.

         Tenor

         Maximum loan tenor for TR, TR under Local LC, TDA, DP and ETL facilities will be 120 days.

         Maximum loan tenor for ITL facility will be 150 days.

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         Bonso Electronics Limited

         Fee

         We will debit the current account maintained by you with us for the facility review fee of HK$30,000.00 normally within 2 weeks from the date of this letter unless we receive your written notification within 7 business days that the Facilities are no longer required.

         Default Interest

         Notwithstanding the provisions above for the charging of interest, all sums (whether principal, interest, fees, charges or otherwise) due but unpaid in respect of the Facilities shall bear interest at such rate from time to time determined by us at our absolute discretion.

         Set-off

         We may, at any time and without notice, apply and set-off any credit balance to which you are entitled on any account with us or any other moneys owed by us to you in or towards satisfaction of any obligations owing to us by you. For this purpose, we are authorised to purchase, at our prevailing exchange rate, such other currencies as may be necessary to effect such application with the moneys standing to the credit of such account or to effect conversion of one currency into another in any other manner.

         Expenses

         We may, from time to time at our absolute discretion and without prior notice to or consent from you, impose further charges and fees which may be chargeable on the Facilities of the same type and change the terms of the existing and future charges and fees, including the rate thereof.

         All expenses, legal or otherwise, if any, in connection with the Facilities are to be borne by you.

         Taxes

         All payments of principal and interest on amounts due under the Facilities shall be made free and clear of all present and future taxes, withholdings of any nature whatsoever.

         Others

         (i) You and the Guarantor shell provide us with certified copies of the respective annual audited accounts within 6 months following the end of each financial year and such other relevant financial information as we shall from time to time reasonably request

         (ii) You shall pay to us upon demand or at the time agreed in this letter all fees, chatges, commissions, costs, expenses (legal or otherwise, including without limitation stamping, registration or other duties) and other sums incurred by us in connection with the negotiation, preparation, execution and registration 'of the documents contemplated hereby, the administration of the Facilities, any amendment, waiver or consent, or proposal for any of the foregoing, or the exercise, enforcement of or preservation of any

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         Bonso Electronics Limited

                  rights hereunder or under the related documents or otherwise in connection with the Facilities. We shall be entitled to debit all or any of the aforesaid sums from the current account or such other accounts maintained by you with is without prior notice.

         Governing Law

         These Facilities are subject to the laws of Hong Kong Special Administrative Region with nonexclusive jurisdiction of Hong Kong Special Administrative Region Courts.

         Notwithstanding anything to the contrary hereinbefore contained, we shall not be bound to grant any of the Facilities at all or beyond such sum as we may at our sole discretion consider. safe to the intent that we retain the absolute right to withdraw, suspend and/or reduce from time to time the Facilities or any of them and/or the extent of any of the Facilities for so long and to or in such amount as we may at our sole discretion deem fit without prior notice to or consent from you.

         The Facilities are subject to our usual review as well as our customary overriding right of repayment on demand and are also subject to our right to call for cash cover on demand for prospective and contingent liabilities.

         Kindly sign and return to us the duplicate of this letter together with the attached "Extracts from the Minutes of a Meeting of the Board of Directors" to indicate your acceptance of this credit facility arrangement within one month from the date of this letter and if not accepted by that date, unless extended by us at our sole and absolute discretion, will be deemed to have lapsed. All other security documentation required, if any, under the Facilities must also be executed to our complete satisfaction by the above specified date, failing which the Facilities are subject to withdrawal or revision at our absolute discretion.

         Our Insurance Agency Department offers a full range of insurance services and will be pleased to quote you competitive rates on fire, marine end other coverages upon your request.

         Should you have any queries, please do not hesitate to contact the following persons:

 Queries on                         Name                     Telephone No.
 Execution of documents             Jeffy Chan               2198 2537
 Banking arrangement                Angus Wong               2198 5994
 Insurance                          Yeung Tung               2198 4960



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We are pleased to be of continued assistance.

Yours faithfully



/s/ Rose Cho
----------------------------------------
Rose Cho
Executive Vice President Department Head
Relationship Management
Commercial Banking



_/s/ Kitty Cheng___________
Senior Vice President Team Head
Relationship Mangement
Commercial Banking